EXHIBIT 99.1

FOSTER WHEELER ANNOUNCES STRONG 2005 RESULTS

• Excellent operating performance
• Very strong bookings
• Backlog up by 80 percent; and
• Debt at lowest level since 1989

HAMILTON, BERMUDA, March 1, 2006 — Foster Wheeler Ltd. (Nasdaq: FWLT) today announced full-year and fourth-quarter results for the year ended December 30, 2005. For the full-year 2005, net earnings were $63.7 million, excluding an after-tax charge of $113.7 million relating to the revaluation of the Company’s 15-year asbestos liability and insurance asset estimates, and a primarily non-cash after-tax accounting charge of $59.7 million recorded in conjunction with the successful Trust Preferred Securities and Senior Notes exchanges and the common stock purchase warrant offers. The net loss for the full-year 2005, including these charges, was $109.7 million. Basic earnings per common share, excluding the charges, were $1.34. Basic loss per common share, including the charges, was $2.36.

For the fourth-quarter 2005, net earnings were $9.8 million, excluding the $113.7 asbestos-related charge and a primarily non-cash accounting charge of $18.2 million related to the successful Senior Notes exchange and the common stock purchase warrant offers. The net loss for the fourth quarter of 2005, including the charges, was $122.1 million. Basic earnings per common share for the fourth quarter of 2005, excluding the charges, were $0.18. Basic loss per common share, including the charges, was $2.27.

EBITDA (earnings before income taxes, interest expense, depreciation and amortization), for the full-year 2005, excluding the charges, was $182.1 million. Full-year 2005 EBITDA, including the charges, was $8.7 million. Fourth-quarter 2005 EBITDA, excluding the charges, was $26.9 million. Fourth-quarter 2005 EBITDA, including the charges, was a negative $105.0 million.

"At the beginning of 2005, recognizing the enabling effect of our very successful equity-for-debt exchange in September 2004, and believing that the initiatives we had adopted from 2002 through 2004 would provide a quality backlog and very good operating practices, we knew we had to deliver solid financial results,” said Raymond J. Milchovich, chairman, president and chief executive officer. “Therefore, we stated that our priority would be to book new business, build quality backlog, and deliver ‘best in class’ products and services which consistently met or exceeded our clients' expectations. During 2005, we did exactly what we said we needed to do. Compared to 2004, new orders in 2005 were up by over 70 percent to $4.2 billion and backlog increased by over 80 percent to $3.7 billion. The excellent operational performance of our Global Engineering and Construction (E&C) operations in Continental Europe and the United Kingdom, the much-improved performance of our Global Power operations in Europe and the solid performance of all of our other operations contributed to the significant increase in EBITDA in these two segments in 2005.

“We also said that we would continue to strengthen our capital structure in 2005,” added Mr. Milchovich. “We completed two successful equity-for-debt exchanges in 2005, which reduced our debt by an additional $220.5 million. At year-end 2005, our debt was $315.4 million, its lowest level in over fifteen years. In addition, in January 2006, we successfully completed common stock purchase warrant offers and plan to use the $75 million cash proceeds from these offers in our debt reduction program in 2006. All three of these debt reduction initiatives will be accretive to expected 2006 diluted earnings per share, excluding one-time accounting adjustments.

“In addition to a very strong business-winning and operational performance, most of the markets we serve are already in, or are entering, an investment phase. I believe we have the right products, skills and expertise to capitalize on these opportunities.”

Asbestos
During 2005, the Company continued quarterly monitoring of its actual experience regarding its domestic asbestos liability and compared it with its 15-year forecast made at year-end 2004. At year-end 2005, the Company and its consultants determined that it was appropriate to revise its 15-year estimate of domestic asbestos indemnity and defense costs as well as its related estimate of insurance assets. The Company subsequently increased its 15-year estimate of domestic asbestos indemnity and defense costs to $516 million and revised its related estimate of insurance assets to $320 million, of which $115 million is contested in ongoing coverage litigation. As a result of the revision of its estimates, the Company recorded a charge to earnings of $113.7 million in the fourth quarter of 2005.

While the pending asbestos insurance coverage litigation has been ongoing, the Company has entered into a number of settlement agreements with various insurers. The Company has engaged in settlement discussions with various remaining unsettled insurers in 2005 and intends to continue to negotiate additional settlements where achievable on a reasonable basis while the litigation proceeds. An adverse outcome in the insurance litigation could significantly limit the Company’s insurance assets. However, a favorable outcome in all or part of the litigation could significantly increase available insurance assets above its current estimate.

The Company has included in its cash-flow and liquidity forecasts the potential funding from its own cash of a portion of its asbestos liabilities in 2006. These forecasts also assume no additional settlements with insurance companies in 2006.

Worldwide cash and domestic liquidity
Total cash and short-term investments at year-end 2005 were $372.7 million, compared to $342.1 million at the end of the third quarter of 2005, and $390.2 million at year-end 2004. Of the $372.7 million at year-end 2005, $319.8 million was held by non-U.S. subsidiaries. The Company's rolling 12-month liquidity forecast continues to indicate that it will not need to utilize its $75 million domestic revolving credit line.

Segment EBITDA
For the full-year 2005, Global E&C Group EBITDA increased to $165.6 million, up 22 percent compared with $135.6 million in 2004. For the same period, Global Power Group EBITDA increased to $107.3 million, up almost 33 percent compared with $80.8 million in 2004.

Revenues, bookings and backlog
The Company’s bookings in 2005 were very strong. For the full-year 2005, the Company's new orders were up by 70 percent to $4.2 billion, compared to $2.4 billion in 2004. For the same period, the Global E&C Group's new orders increased by 76 percent from $1.7 billion to $3.1 billion. The Global Power Group's new orders increased by 56 percent to $1.1 billion, up from $691.3 million in 2004.

The Company's operating revenues for the full year 2005 were $2.2 billion, compared to $2.7 billion in 2004. Operating revenues for the Global E&C Group over the same period were $1.5 billion, down from $1.7 billion in 2004, and the Global Power Group's operating revenues were $728.0 million, down from $988.6 million in 2004. The lower revenues in 2005 versus 2004 were primarily due to a reduction in reimbursable flow-through costs, on which the Company earns no mark-up, in the Global E&C Group, and the completion in 2004 of several large lump-sum turnkey contracts in the Global Power Group.

The Company has significantly increased its backlog from $2.0 billion at year-end 2004 to $3.7 billion at year-end 2005. The Global E&C Group backlog almost doubled over the same period, up from $1.4 billion to $2.7 billion. The Global Power Group backlog at year-end 2005 increased by almost 50 percent to $961.6 million, compared with $644.6 million at year-end 2004.

Form 10-K Filing
The Company plans to file its annual report on Form 10-K containing its complete audited financial statements no later than March 6, 2006. Please note that the results announced today remain subject to adjustment for events occurring prior to that date.

Calculation of EBITDA
Management uses several financial metrics to measure the performance of the Company's business segments. EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure. The Company presents EBITDA because it believes it is an important supplemental measure of operating performance. A reconciliation of EBITDA, a non-GAAP financial measure, to net loss, a GAAP measure, is attached with the Company's financial data.

The Company believes that the line item on its consolidated statement of operations entitled "net loss" is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net loss as an indicator of operating performance.

EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company's ability to fund its cash needs. As EBITDA excludes certain financial information compared with net loss, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions which are excluded.

The Company's non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•
It does not include interest expense. Because the Company has borrowed substantial amounts of money to finance some of its operations, interest is a necessary and ongoing part of its costs and has assisted it in generating revenue. Therefore, any measure that excludes interest expense has material limitations;

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of the Company's operations, any measure that excludes taxes has material limitations;

•
It does not include depreciation. Because the Company must utilize substantial property, plant and equipment in order to generate revenues in its operations, depreciation is a necessary and ongoing part of its costs. Therefore any measure that excludes depreciation has material limitations.

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06-112

Notes to Editor:

1.	Consolidated Statements, including reconciliation of EBITDA, follow.

2.
All prior period share and per share data have been revised to reflect the capital share alterations approved by the Company's shareholders on November 29, 2004. The capital share alterations included, among other things, a one-for-twenty reverse common share split and a reduction in the par value of both the common and preferred shares from $1.00 par value to $0.01 par value.

3.
Foster Wheeler will conduct a conference call with analysts today, March 1, at 11:00 a.m. (Eastern). The call will be accessible to the public by telephone or Webcast. To listen to the call by telephone in the United States, dial 888-262-9189 approximately ten minutes before the call. International access is available by dialing 973-582-2729. The conference call will also be available over the Internet at www.fwc.com or through StreetEvents at www.streetevents.com. A replay of the call will be available on the Company's Web site as well as by telephone. To listen to the replay by telephone, dial 877-519-4471 or 973-341-3080 (replay pass code 7028135# required) starting one hour after the conclusion of the call through 8 p.m. (Eastern) on Wednesday, March 15, 2006. The replay can also be accessed on the Company's Web site for two weeks following the call.

4.
Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of engineering, procurement, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

5.	Safe Harbor Statement
This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding the Company’s expectations regarding revenues (including as expressed by its backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims, and the costs of current and future asbestos claims, and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business—Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K/A and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond the Company’s control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the Securities and Exchange Commission.

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Contacts:
Media Contact:         Maureen Bingert         908-730-4444
Investor Contact:     John Doyle                   908-730-4270
Other Inquiries:                908-730-4000

Foster Wheeler Ltd. and Subsidiaries
Consolidated Statement of Operations - Summary
(in thousands of dollars, except share data and per share amounts)

	Three months ended		Twelve months ended
	Dec. 30, 2005	Dec. 31, 2004	Dec. 30, 2005	Dec. 31, 2004

Unfilled orders	$3,692,266	$2,048,100	$3,692,266	$2,048,100
New orders booked	1,318,124	819,510	4,162,982	2,437,065

Operating revenues	618,516	639,392	2,199,955	2,661,324
Cost of operating revenues	(539,909)	(589,251)	(1,837,927)	(2,385,619)
Contract profit	78,607	50,141	362,028	275,705

Selling, general & administrative expenses	(68,967)	(60,460)	(232,377)	(228,962)
Other income	19,338	22,399	63,723	88,383
Other deductions	(10,845)	(4,952)	(36,529)	(32,096)
Interest expense	(9,206)	(17,068)	(50,618)	(94,622)
Minority interest	521	12	(4,382)	(4,900)
Asbestos Provision	(113,680)	(74,884)	(113,680)	(60,626)
Loss on equity-for-debt exchanges	(16,833)	(113)	(58,346)	(175,054)

Loss before income taxes	(121,065)	(84,925)	(70,181)	(232,172)
Provision for income taxes	(1,097)	(10,436)	(39,568)	(53,122)
Net loss	(122,162)	(95,361)	(109,749)	(285,294)

Other comprehensive income / (loss):
Foreign currency translation adjustment	(25,534)	29,123	(22,928)	27,155
Minimum pension liability adjustment	4,875	(19,899)	4,875	(19,899)

Net comprehensive loss	($142,821)	($86,137)	($127,802)	($278,038)

Loss per common share :
Basic and Diluted	($2.27)	($7.38)	($2.36)	($57.84)

Shares outstanding
Basic and Diluted: weighted-average number of
shares outstanding	53,916,436	12,922,076	46,570,088	4,932,370

Foster Wheeler Ltd. and Subsidiaries

Major Business Groups
( in thousands of dollars )

	Three months ended		Twelve months ended
	Dec. 30, 2005	Dec 31, 2004	Dec. 30, 2005	Dec 31, 2004
Engineering and Construction
Unfilled orders	$2,730,649	$1,403,459	$2,730,649	$1,403,459
New orders booked	917,264	524,927	3,080,878	1,745,104
Operating revenues	427,033	428,418	1,471,948	1,672,082
EBITDA	32,077	23,313	165,629	135,548
Less: Interest expense	(3,042)	(3,707)	(13,145)	(11,529)
Less: Depreciation/amortization	(1,702)	(1,718)	(7,234)	(8,664)
Earnings before income taxes	27,333	17,888	145,250	115,355
Benefit/(Provision) for income taxes	5,688	(6,577)	(27,652)	(38,059)
Net earnings	33,021	11,311	117,598	77,296

Global Power Group
Unfilled orders	961,617	644,641	961,617	644,641
New orders booked	400,867	294,732	1,082,101	691,332
Operating revenues	191,490	211,124	728,024	988,630
EBITDA	17,092	13,795	107,266	80,813
Less: Interest expense	(4,888)	(6,933)	(26,131)	(31,805)
Less: Depreciation/amortization	(4,808)	(6,459)	(19,508)	(21,770)
Earnings before income taxes	7,396	403	61,627	27,238
Provision for income taxes	(7,990)	(13,489)	(19,191)	(45,033)
Net (loss) / earnings	(594)	(13,086)	42,436	(17,795)

Corporate and Financial Services (1)
Unfilled orders	0	0	0	0
New orders booked	(7)	(149)	3	629
Operating revenues	(7)	(150)	(17)	612
EBITDA	(154,174)	(96,339)	(264,243)	(321,156)
Less: Interest expense	(1,276)	(6,428)	(11,342)	(51,288)
Less: Depreciation/amortization	(344)	(449)	(1,473)	(2,321)
Loss before income taxes	(155,794)	(103,216)	(277,058)	(374,765)
Benefit for income taxes	1,205	9,630	7,275	29,970
Net loss	(154,589)	(93,586)	(269,783)	(344,795)

Consolidated
Unfilled orders	3,692,266	2,048,100	3,692,266	2,048,100
New orders booked	1,318,124	819,510	4,162,982	2,437,065
Operating revenues	618,516	639,392	2,199,955	2,661,324
EBITDA	(105,005)	(59,231)	8,652	(104,795)
Less: Interest expense	(9,206)	(17,068)	(50,618)	(94,622)
Less: Depreciation/amortization	(6,854)	(8,626)	(28,215)	(32,755)
Loss before income taxes	(121,065)	(84,925)	(70,181)	(232,172)
Provision for income taxes	(1,097)	(10,436)	(39,568)	(53,122)
Net loss	($122,162)	($95,361)	($109,749)	($285,294)

(1) Includes intersegment eliminations

Foster Wheeler Ltd. and Subsidiaries
Consolidated Balance Sheet
(In Thousands of Dollars)

	December 30,	December 31,
ASSETS	2005	2004
Current Assets:
Cash and cash equivalents	$350,669	$291,567
Short-term investments	0	25,775
Accounts and notes receivable, net
Trade	263,782	304,217
Other	56,818	118,296
Contracts in process	139,328	241,140
Prepaid, deferred and refundable income taxes	20,999	26,144
Other current assets	19,927	32,319
Total current assets	851,523	1,039,458
Land, buildings and equipment, net	258,672	280,305
Restricted cash	21,994	72,844
Notes and accounts receivable - long-term	5,076	7,053
Investment and advances	168,193	158,324
Goodwill, net	50,982	51,812
Other intangible assets, net	64,066	69,690
Asbestos-related insurance recovery receivable	321,008	332,894
Other assets	98,621	114,605
Deferred income taxes	54,571	50,714
TOTAL ASSETS	$1,894,706	$2,177,699

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Current installments on long-term debt	$21,459	$35,214
Accounts payable	233,815	288,899
Accrued expenses	300,457	314,529
Billings in excess of costs and estimated earnings on uncompleted contracts	410,676	559,881
Income taxes	31,157	53,058
Total current liabilities	997,564	1,251,581
Long-term debt	293,953	534,859
Deferred income taxes	37,406	7,948
Pension, postretirement and other employee benefits	269,147	271,851
Asbestos-related liability	466,163	447,400
Other long-term liabilities	141,107	139,113
Deferred accrued interest on subordinated deferrable interest debentures	2,697	23,460
Minority Interest	27,827	27,052
Commitments and contingencies
TOTAL LIABILITIES	2,235,864	2,703,264

Shareholders' Deficit:
Preferred shares	0	1
Common shares	575	405
Paid-in capital	1,187,518	883,167
Accumulated deficit	(1,206,097)	(1,096,348)
Accumulated other comprehensive loss	(314,796)	(296,743)
Unearned compensation	(8,358)	(16,047)
TOTAL SHAREHOLDERS’ DEFICIT	(341,158)	(525,565)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,894,706	$2,177,699